FIRST AMENDMENT

                                       TO

                            ASSET PURCHASE AGREEMENT


     THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this "AMENDMENT") is made this 2nd day of May, 2008 by and among (i) Amneal Pharmaceuticals of New York, LLC, a Delaware limited liability company ("BUYER"), (ii) Interpharm Holdings, Inc., a Delaware corporation, and Interpharm, Inc., a New York corporation (collectively, "COMPANY"), and (iii) the shareholders of Company indicated as "Majority Shareholders" on the signature pages hereto (the "MAJORITY SHAREHOLDERS"). All capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in that certain Asset Purchase Agreement dated as of April 24, 2008 (the "PURCHASE AGREEMENT") by and among the parties.


                                    RECITALS:

     WHEREAS, as an inducement not to exercise its termination rights pursuant to Section 7.1(e) of the Purchase Agreement, Buyer requires that Company agree to amend certain terms and conditions of the Purchase Agreement, all on the terms and conditions set forth herein.

                                   AGREEMENT:

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

    1.   MODIFICATIONS OF PURCHASE AGREEMENT.

              1.1 MODIFICATION OF PURCHASE PRICE AND BASE CASH AMOUNT. SECTION 2.5(A) of the Purchase Agreement is hereby deleted and replaced with the following:

                   "(a) AMOUNT OF PURCHASE PRICE. In full and complete consideration for the acquisition of the Acquired Assets, at the Closing Buyer shall (i) pay to Company the sum of Sixty One Million Six Hundred Thousand Dollars ($61,600,000.00) (the "BASE CASH AMOUNT"), as adjusted pursuant to SECTION 2.6 below (the Base Cash Amount, as so adjusted, the "CLOSING CASH AMOUNT"), (ii) deliver to the Escrow Agent the Escrow Amount, and (iii) assume the Assumed Liabilities as set forth in SECTION 2.3 hereof (clauses (i)-(iii) collectively, the "PURCHASE PRICE")."

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               1.2 MODIFICATIONS TO COMPANY INDEMNITY  OBLIGATIONS.  SECTION 8.1
of the Purchase Agreement is hereby modified to add the following new subsections:

                   "(vii) all  reasonable  attorneys fees and  disbursements  or other Losses incurred by Buyer and its Representatives in connection with any pending litigation against the Acquired Assets or the Business which is not set forth on SCHEDULE 2.3(C) (after giving effect to any amendments to said schedule effected in accordance with SECTION 2.3(C)); provided, however, that in the event that there are more than Two Hundred Thousand Dollars ($200,000) of attorneys' fee and disbursements, no amount no amount in excess of Two Hundred Thousand Dollars ($200,000) shall be released to Buyer therefor without Company's written consent, which consent shall not be unreasonably withheld; and in the event that Company reasonably withholds such consent, then Company shall be obligated to provide, at Company's sold cost and expense, legal counsel reasonably acceptable to Buyer to represent Buyer in connection with any such pending litigation;

                   (viii) any failure by any Employee or IP Contractor who has contributed to or participated in the conception and development of Sellers Intellectual Property (that is not Licensed Intellectual Property) on behalf of Sellers to either (A) be and have been a party to an enforceable arrangement or agreement with Sellers in accordance with applicable law that has accorded Sellers full, effective, exclusive and original ownership of all tangible property and Intellectual Property thereby arising, or (B) have executed appropriate instruments of assignment in favor of Sellers as assignee that have conveyed to Sellers effective and exclusive ownership of all tangible property and Intellectual Property thereby arising;

                   (ix) any brokers fees, commissions or similar payments to Greiner-Maltz Company of Long Island, Inc. or any its Affiliates with respect to the sale of the Facility or otherwise;

                   (x) any failure by Company to pay costs, to the extent such payment is required by SECTION 6.1(B) of the Purchase Agreement, to remedy deficiencies which Buyer has notified Company (in accordance with SECTION 6.1(B) of the Purchase Agreement) would be an impediment to the transfer to Buyer of Company's Drug Enforcement Agency controlled substances Permit; or

                   (xi) any costs of product recalls, which recalls occur within one hundred eighty (180) days from the Closing Date, for product lots which were manufactured prior to the Closing Date."


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               1.3  ADDITIONAL  COVENANTS.  The  Purchase  Agreement  is  hereby modified to add the following new SECTION 5.12:

                   "5.12. ADDITIONAL COVENANTS.

                   (a) Company shall, prior to Closing and at Company's sole cost, cause each of Buyer and Amneal Pharmaceuticals, LLC to be added as additional insureds to Company's tail insurance coverage.

                   (b) Company shall, not later than five (5) Business Days prior to Closing, take such action as may be necessary to dismiss with prejudice its first cause of action (titled 'RESCISSION OF CONTRACT DUE TO FRAUDULENT MISREPRESENTATION/CONCEALMENT') in its complaint filed November 2, 2007 in INTERPHARM, INC. V. WATSON LABORATORIES, INC. (Index No: 4600-CV-07, U.S. District Court, Eastern District of New
         York).

                   (c) Company shall, prior to Closing and at Company's sole cost, remove all Materials of Environmental Concern (including, at the request of Buyer, hormonal and controlled substances) from all Sellers Real Property, except that for purposes of this Section 5.12(c) only, Inventory shall not be deemed Materials of Economic Concern."

                  1.4 BASKET AND CEILING. Notwithstanding anything to the contrary in the Purchase Agreement or this Amendment, Company's indemnification obligations under clauses (vii) through (xi) of SECTION 8.1 and, to the extent arising from a breach of SECTION 5.12 of the Purchase Agreement or Section 3 of this Amendment, under clause (ii) of SECTION 8.1 shall be subject to the Basket and the Ceiling.

               1.5 EPA NOTICE OF VIOLATION. SECTION 6.2(Q) of the Purchase Agreement is hereby amended to add the following at the end of the first sentence:

               "In the event that any violation raised by the U.S. Environmental Protection Agency in such notice also exists as a condition at any other Sellers Real Property, Company shall have resolved, to Buyer's reasonable satisfaction, all such conditions at such other Sellers Real Property."

               1.6 INFORMATION STATEMENT; PUBLIC ANNOUNCEMENT; SEC FILINGS. The first sentence of Section 5.10 of the Purchase Agreement shall be deleted and replaced with the following:

               "Not more than 17 calendar days after the Signing Date, Company shall file with the SEC an Information Statement on Schedule 14C (the "Information Statement") containing the information required by the Exchange Act with respect to the Transaction Written Consent and the


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


               transactions contemplated by this Agreement."

               1.7 CERTAIN EMPLOYEE ARRANGEMENTS. SECTION 9.1(A) of the Purchase Agreement shall be deleted and replaced with the following:

               "Not less than fifteen (15) after the Signing Date, Buyer will provide to Company a list identifying the number of the Employees that will be offered employment (each, a "SPECIFIED EMPLOYEE") as Buyer determines satisfy Buyer's needs and hiring criteria (which shall be not less than fifty percent (50%) of Sellers' employees). Prior to (but conditioned upon) the Closing, Buyer shall offer each of the Specified Employees engagement or employment with Buyer. Other than the Specified Employees, Buyer shall have no obligation to engage or hire any Seller Employees."

               1.8 AMENDMENT TO REAL ESTATE LEASE AGREEMENT. SECTION 9.5 of the Purchase Agreement shall be deleted in its entirety.


               1.9 CONDITIONS TO BUYER'S OBLIGATIONS - NO MATERIAL ADVERSE EFFECT. SECTION 6.2(J) of the Purchase Agreement shall be deleted and replaced with the following:

                           "(j) NO MATERIAL ADVERSE EFFECT. Since the date of
                  the Most Recent Balance Sheet , there shall not have been (i) any change resulting in a Material Adverse Effect, or (ii) any damage, destruction or loss affecting the assets, properties, business, operations or condition of Company or any other Seller or the Business, whether or not covered by insurance, which could reasonably be expected to result in a Material Adverse Effect, or (iii) any FDA Inspection which discloses items that could reasonably be expected to materially and adversely affect Buyer's ability to manufacture at the Facility or sell one or more Products which, individually or in the aggregate, have resulted in revenues to the Company of in excess of $5 million in the twelve months prior to the Closing and which have been FDA approved."

               1.10   CONDITIONS   TO  BUYER'S   OBLIGATIONS   -  TAX  CLEARANCE
CERTIFICATES. Section 6.2(m) of the Purchase Agreement shall be deleted in its entirety.

               1.11 COVENANT - TAX CLEARANCE. The Purchase Agreement is hereby modified to add the following new SECTION 5.13:


                           "5.13 TAX CLEARANCE CERTIFICATES. At Company's sole
                  expense, it shall use its best efforts to deliver to Buyer Tax Clearance Certificates from the New York Department of Taxation and Finance by the Closing, and, if not by such date, as soon as practicable thereafter."

         2.    MODIFICATIONS TO SCHEDULES.


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


              2.1 MODIFICATIONS TO SCHEDULE 2.1(C). SCHEDULE 2.1(C) to the Purchase Agreement is hereby amended to add all receivables or other payment obligations owed to Company by Leiner Health Products or its subsidiaries.

               2.2 MODIFICATIONS TO SCHEDULE 2.3(C). SCHEDULE 2.3(C) to the Purchase Agreement is hereby deleted in its entirety and replaced with Schedule 2.3(c) hereto.

               2.3 ALLOCATION OF THE PURCHASE PRICE. SCHEDULE 2.7 to the Purchase Agreement is hereby deleted and replaced with the following:

         "Each of Company and Buyer covenants to endeavor to negotiate in good faith and use its diligent efforts to reach mutual agreement on the terms of this SCHEDULE 2.7 at least five (5) Business Days prior to the Closing Date."

         3.   ADDITIONAL COVENANTS.

               3.1 TRANSACTION WRITTEN CONSENT. On or before the date of signing of this Amendment, the Company shall have delivered to Buyer executed copies of
(i) a binding written consent approving this Amendment and its execution and delivery, and of Company's consummation of each of the transactions contemplated hereby, signed by the holders of (A) a majority of the outstanding shares of the Series A-1 Preferred Stock, (B) all of the outstanding shares of the Series D-1 Preferred Stock, and (C) a majority of the outstanding shares of the Common Stock; and (ii) reasonable evidence as to the approval by Company's Board of Directors of this Amendment and its execution and delivery, and of Company's consummation of each of the transactions contemplated hereby.

               3.2 REMEDIATION PLAN. Company shall deliver to Buyer,  within two
(2) Business Days of the date of this Amendment, a plan for remediation of all conditions that are required to be remedied under SECTION 6.2(Q) of the Purchase Agreement for each of the Sellers Real Property, as amended by this Amendment (the "REMEDIATION PLANS"). Buyer and Company shall each endeavor to negotiate in good faith, within three (3)) Business Days after receipt by Buyer of the Remediation Plans, any reasonable changes requested by Buyer to the Remediation Plans. Upon the parties final agreement as to the Remediation Plans, it will be annexed hereto as EXHIBIT A and Sellers' compliance with the Remediation Plans shall be deemed to satisfy all of the conditions under SECTION 6.2(Q) of the Purchase Agreement, as amended by this Amendment.

               3.3 CONNECTION TO PUBLIC SEWERAGE SYSTEM.  Company shall,  within two (2) days of the date of this Amendment, at its sole expense, deliver to Buyer all materials (including, without limitation, correspondences, engineering details, reports, plans, studies, and contact information to engineers and attorneys retained and/or used by Company) with respect to or in connection with the Company's analysis, efforts and ability to connect with the local sewage system for the Facility. Buyer shall have until 5:00 p.m. Eastern time on May 16, 2008 to review said materials, contact the county and appropriate municipalities and utility providers, retain and consult with in-house and third party consultants, interview Company's engineering staff and its third party consultants and attorneys (and Company shall, within such two (2) day period, instruct such


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


engineering staff, consultants and attorneys to openly discuss with Buyer and its representatives all of such materials and their respective efforts and analysis in connection with such sewerage system connection) to analyze and assess Buyer's ability to obtain the applicable permits for such sewage system connection, the timing thereof, capacity issues, and feasibility. In the event that Buyer determines, in its reasonable discretion, that it will be unable to obtain any such required permits, or that the sewage capacity required by Buyer for maximum utilization of the Facility will be insufficient, or that the time within which it can obtain such permits and construct the sewage system connection is unacceptable to Buyer, then Buyer may terminate the Purchase Agreement pursuant to Section 7.1(e) thereof (and solely for purposes hereof, the Due Diligence Period shall be deemed to be extended to May 16, 2008 at 5:00 p.m. Eastern time).

          4. MISCELLANEOUS. Except as amended pursuant to this Amendment, the Purchase Agreement (including the Schedules and Exhibits thereto) remains in effect in all respects. The provisions of Article X of the Purchase Agreement, to the extent applicable, are hereby incorporated herein by reference.


                            [SIGNATURES ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Asset Purchase Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.


                                         BUYER:

                                            AMNEAL PHARMACEUTICALS OF
                                            NEW YORK, LLC

                                            By: /s/ Chirag Patel
                                                -------------------------------
                                                Name:  Chirag Patel
                                                Title: President & Managing
                                                       Member


                                         COMPANY:

                                            INTERPHARM HOLDINGS, INC.

                                            By: /s/ Peter Gianlorenzo
                                                -------------------------------
                                                Name:  Peter Gianlorenzo
                                                Title: COO/CFO


                                            INTERPHARM, INC.

                                            By: /s/ Peter Gianlorenzo
                                                -------------------------------
                                                Name:  Peter Gianlorenzo
                                                Title:  COO/CFO


                                         MAJORITY SHAREHOLDERS:


                                            TULLIS-DICKERSON CAPITAL FOCUS
                                            III, L.P.

                                            By: Tullis-Dickerson Partners III,
                                                L.L.C., its general partner


                                            By:  /s/ Joan P. Neuscheler
                                                -------------------------------
                                                Name:  Joan P. Neuscheler
                                                Title:  Principal

                                            AISLING CAPITAL II, L.P.

                                            By: AISLING CAPITAL PARTNERS, LP,
                                                its General Partner

                                            By: AISLING CAPITAL PARTNERS, LLC,
                                                its General Partner

                                            By: /s/ Dennis Purcell
                                                -------------------------------
                                                Name: Title:


                                            RAJS HOLDINGS I, LLC

                                            By: /s/ Perry Sutaria
                                                -------------------------------
                                                Name:  Perry Sutaria
                                                Title:  Manager


                                            RAVIS HOLDINGS I, LLC

                                            By: /s/ Bhupatlal Sutaria
                                                -------------------------------
                                                Name:  Bhupatlal Sutaria
                                                Title:  Manager


                                            /s/ P&K HOLDINGS I, LLC

                                                Perry Sutaria
                                                -------------------------------
                                                Name:  Perry Sutaria
                                                Title: Manager


                                            /s/ Maganlal K. Sutaria
                                            -----------------------------------
                                                Maganlal K. Sutaria


                                            /s/ Perry Sutaria
                                            -----------------------------------
                                                Perry Sutaria